Exhibit 10.2
Portions of this Exhibit have been redacted because they are both (i) not material and (ii) the registrant customarily and actually treats such information as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

FNAIT COLLABORATIONAGREEMENT
This FNAIT Collaboration Agreement (“Agreement”) by and between Momenta Pharmaceuticals, Inc. (“Company”), having a place of business at 1125 Trenton-Harbourton Road, Titusville, NJ 08560, United States and Rallybio IPA, LLC (“Rallybio”), having a place of business at 234 Church Street, Suite 1020, New Haven, CT 06510, is made and effective as of the date of the last signature hereto (the “Effective Date”).
Background
1.Rallybio is involved in the development of pharmaceutical products for the prevention of fetal and neonatal alloimmune thrombocytopenia (“FNAIT”). Rallybio has an ongoing prospective, non-interventional, multinational FNAIT Natural History Study to screen expectant mothers for higher FNAIT risk during which individuals are screened to determine whether they are HPA-1a negative and positive for HLA-DRB3 *01:01, as well as screened for absence of HPA-1a alloantibodies and HPA-1a positive fetus (“NHS”). The NHS is expected to screen up to 30,000 expectant mothers of different racial and ethnic characteristics in North America and Europe. In addition, Rallybio is sponsor of a planned phase 2 FNAIT clinical trial that will include collection of certain natural history data (“Rallybio Phase 2 Study”). Collectively, the NHS and the Rallybio Phase 2 Study are referred to as “Rallybio Studies.”
2.Company is a pharmaceutical company involved in the development of pharmaceutical products to treat FNAIT, including sponsoring the FREESIA 1 and FREESIA 3 clinical studies testing those products (each, a “Company-Sponsored Study” and collectively, “Company-Sponsored Studies”).
3.Rallybio and Company desire to collaborate to facilitate the advancement of research into products to address unmet needs relating to FNAIT.
Agreement
NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants expressed herein, the Parties agree as follows:
I. Definitions.
A.“Affiliate” means, with respect to a designated party, any entity that directly or indirectly controls, is controlled by, or is under common control with the applicable party. For the purposes of this definition, “control” means the possession of at least fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint at least fifty percent (50%) of the members of the governing body of the corporation or other entity through the ownership of the outstanding voting securities or by contract or otherwise.

B.“Anonymized Data” has the meaning set forth in Attachment C.
C.“Anonymized Study Data” means the Study Data that has been anonymized in accordance with Attachment C.
D.“Applicable Data Protection Law” has the meaning set forth in Attachment C.
E.“Applicable Law” or “Applicable Laws” means any laws, standards, rules, and regulations in any jurisdiction, that are applicable to the rights and obligations set forth in this Agreement, and laws, regulations and guidelines governing data protection and privacy (including, but not limited to, the HIPAA regulations, the European Union’s General Data Protection Regulation and the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use (ICH) guidelines.
F.“Company Materials” means content, information or materials related to Company-sponsored FNAIT study(ies) that are developed by Company and are provided to Rallybio for the purpose of disseminating such content, information, or materials to staff at Rallybio Studies sites.
G.“Study Data” means clinical, demographic, and other data and information collected by or on behalf of Rallybio from Study Participants in either (a) the NHS or (b) the Rallybio Phase 2 Study.
H.“GCP” or “Good Clinical Practice” shall mean the then current standards for clinical research for pharmaceuticals, as set forth in the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use (ICH) guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other organizations and governmental agencies in countries in which the clinical research is conducted to the extent such standards are not less stringent than United States GCP.
I.“Party” means Rallybio or Company, as applicable, and “Parties” means, collectively, Rallybio and Company.
J.“Personal Information” (or “Personal Data”) has the meaning set forth in Attachment C.
K. “Qualified Company Participant” means a patient (i) that is screened [***], (ii) for whom [***], (iii) who has a [***] at the time of screening for a [***], and (iv) who reports [***] that she [***].
L.“Study Participant” means any individual participating in the NHS or the Rallybio Phase 2 Study.
II. Rallybio Obligations.
A. Information Dissemination. Rallybio shall disseminate Company Materials to Rallybio Studies sites, subject to the terms of Section III.A and Section III.CII.B.
1. Rallybio shall disseminate only the Company Materials provided by the Company in the format reasonably agreed to by the Company. Rallybio may not reproduce nor alter the Company Materials in any way or provide additional information related to the Company Materials. For clarity, in the event Rallybio Studies sites request clarification or context regarding the dissemination of Company Materials, Rallybio may provide any relevant information that is publicly disclosed in accordance with Section

V.G (e.g., a press release). In the event Company requests Rallybio retract or cease use of any Company Materials, Rallybio will use commercially reasonable efforts to promptly notify applicable Rallybio Studies sites to retract or cease using such Company Materials.
2. The Company Materials shall be provided by or on behalf of Company to Rallybio at the time points and frequency reasonably agreed to by the Parties and otherwise in accordance with Section III.A.
3. Rallybio shall be responsible for the costs associated with dissemination of the Company Materials under this Section II.A. The Parties agree that Company Materials shall be disseminated electronically, to the extent practicable.
B. Site & Patient Support.
1. The Parties acknowledge and agree that the ability of Rallybio Studies sites to notify appropriate patients of Company-Sponsored Studies and provide them the information necessary to further explore participation in Company-Sponsored Studies could be beneficial to such FNAIT patients. II.A Rallybio shall provide Rallybio Studies clinical trial site staff with Company Materials that support the Rallybio Studies site staff or patients that may be qualified for a Company-Sponsored Study in further exploring that option. II.B.1 The Parties recognize that it is imperative that a patient’s decision to participate in a clinical trial be free from undue influence. To ensure that the activities under this Agreement serve to inform and do not have the effect of unduly influencing patients or their healthcare providers (including Study Participants and healthcare providers performing the Rallybio Studies at the Rallybio Studies sites) with regards to the Company-Sponsored Studies, the following shall apply:
a) Rallybio shall not communicate any information related to the Company-Sponsored Studies other than through providing the Company Materials to Rallybio Studies sites nor will Rallybio answer any questions regarding Company-Sponsored Studies other than as permitted in Section II.A.1. In the event Rallybio receives questions it cannot answer, Rallybio shall respond by directing persons asking such question to Company or to the Company Materials; and
b) Rallybio shall not offer or provide anything of value to sites participating in Rallybio Studies or any other party (including patients and Company-Sponsored Study sites or their staff) that is intended to or could be construed to induce or reward the enrollment of patients in a Company-Sponsored Study.
C. Provision of Data.
1.Rallybio shall provide to Company aggregate Anonymized Study Data to Company at least every [***] in a form and format agreed to by the Parties and as further detailed in Attachment A. The data shall meet the standards set forth in Attachment C.
2. To the extent Rallybio is unable to provide the Anonymized Study Data and remain in compliance with Applicable Law or the requirements of an applicable institutional review board and/or ethics committee, Rallybio shall not be required to provide such Anonymized Study Data. The compensation owed Rallybio shall be adjusted as set forth in Attachment B if Rallybio does not provide Anonymized Study Data for any [***] period during the Term.
3. Subject to the terms and conditions of this Agreement, Rallybio hereby grants, on behalf of itself and its Affiliates, to Company and its Affiliates a non-exclusive, non-transferable (except as provided in Section XXI), worldwide, license to use such Anonymized Study Data solely for its own internal research purposes.
4. Rallybio retains ownership of all rights, title, and interests in the Study Data and the Anonymized Study Data, and are the Confidential Information of Rallybio.
D. NHS & Site Participation. Rallybio acknowledges that the continuation of the NHS and maintenance of an appropriate site footprint is a precondition to the Company obligations set forth in Section III. Rallybio agrees:
1.Subject to Rallybio’s rights set forth in Section IV, Rallybio shall continue the NHS through the Term of this Agreement. Should Rallybio choose or be required to terminate the NHS for any reason, the terms of Section IV shall apply.
2.It shall maintain a minimum site footprint across its NHS and Rallybio Phase 2 Study throughout the Term as follows:
a) [***] sites
b) [***] sites
Notwithstanding the foregoing, during the transition period between a particular site being classified as an NHS site versus a Rallybio Phase 2 Study site, it is recognized that there will be a period where one or more sites are not open. Where such a site is closed with the intention of being reopened as soon as is reasonably practicable as a Rallybio Phase 2 Study site, the site will be deemed as being continuously maintained for the purposes of classification under the minimum NHS site footprint. Rallybio will use reasonable efforts to minimize the transition period.
E. Study Responsibility. Rallybio acknowledges and agrees that it retains full control and decision-making rights over the Rallybio Studies and nothing herein shall be deemed to grant or transfer to Company any such control or rights to any aspect of the Rallybio Studies. Rallybio further acknowledges and agrees that Company retains full control and decision-making rights over the Company-Sponsored Studies and nothing herein shall be deemed to grant or transfer to Rallybio any control or any rights to any aspect of the Company-Sponsored Studies. For the avoidance of doubt, nothing in this Section II.E limits or restricts Rallybio’s obligations set forth in this Agreement.
III. Company Obligations
A. Information Dissemination. Company shall provide to Rallybio the Company Materials for dissemination. Such Company Materials shall be provided at least [***] days before Rallybio’s planned dissemination, unless otherwise agreed to by the Parties. Company shall be responsible for the development of the Company Materials and the cost of such development.
B. Site & Patient Support. Company shall have the following obligations with respect to site support:

1. Company shall provide to Rallybio Company Materials for dissemination to Rallybio Studies sites following the Effective Date in accordance with [***].
2. Company shall implement a mechanism whereby Company-Sponsored Study site personnel query prospective patients during the screening process to determine if the [***]. The outcome of that query shall be documented in the Company-Sponsored Study records.
3.Within [***] following the end of a calendar quarter, Company shall inform Rallybio of any Qualified Company Participants for the prior calendar quarter.
C. Company Materials
1. Company Materials will contain information that (i) educates healthcare providers at Rallybio Studies sites regarding the existence and nature of the Company-Sponsored Studies and/or (ii) enables the patient or the patient’s healthcare provider to contact Company-Sponsored Study personnel or resources (e.g. a call center or website).
2. Company shall ensure that the Company Materials comply with all Applicable Laws, including to the extent applicable undergoing prior review and approval of an institutional review board and/or ethics committee.
3. Company agrees that Rallybio shall not be required to disseminate Company Materials if such materials do not comply with this Section III.C.
4. In the event Rallybio has a good faith concern regarding the content of the Company Materials, the leadership of each Party shall meet and determine if any changes to the materials are required. Notwithstanding the foregoing, if the Company Materials comply with Applicable Law, Rallybio shall be required to carry out the obligations of dissemination under Section II.A in accordance with this Agreement.
D. Use of Anonymized Study Data. Company shall use the Anonymized Study Data only in accordance with this Agreement, including Attachment C. Company and its Affiliates will not discuss the Anonymized Study Data with Rallybio Studies sites.
E. Study Responsibility. Company acknowledges and agrees that Rallybio retains full control and decision-making rights over the Rallybio Studies and, nothing herein shall be deemed to grant or transfer Company control or any rights to any aspect of the Rallybio Studies. Company acknowledges and agrees that it retains full control and decision-making rights over the Company-Sponsored Studies and nothing herein shall be deemed to transfer any such control or rights to Rallybio. For the avoidance of doubt, nothing in this Section III.E limits or restricts Company’s obligations set forth in this Agreement
F.As of the Effective Date, the investigational products under study in the Company-Sponsored Studies are not eligible for reimbursement by any governmental or commercial health plans or other third-party payors in the United States, including without limitation Medicare, Medicaid, and other federal health care programs (collectively, “Third Party Payors”) for the particular indication(s) under study in those Company-Sponsored Studies. Additionally, no other products manufactured by Company that are required to be used in the Company-Sponsored Studies are eligible for reimbursement by Third Party Payors for the particular indication(s) under study in those Company-Sponsored Studies. Collectively, this non-eligibility for Third Party Payor reimbursement shall be referred to as “Non-Eligibility.” In the event that Non-Eligibility is no longer maintained, Company shall provide prompt notification to Rallybio and either Party shall have the right to terminate this Agreement.
IV. Term and Termination
A. Term. The term of this Agreement shall begin on the Effective Date and shall end on the second anniversary of the Effective Date unless extended in writing by the Parties (the “Term”).
B. Termination by Company. Company shall have the right to terminate the Agreement as follows:
1. For material breach by Rallybio in accordance with the Notice and Cure provisions in Section IV.D;
2. Upon Rallybio’s decision to discontinue the NHS or the Rallybio Phase 2 Study;
3. Documented failure of Rallybio to conduct the NHS in accordance with Applicable Law, including the GCP;
4. Upon Rallybio assignment without the prior written consent of the Company to a third party that acquires all or substantially all of the assets of Rallybio;
5. Upon Company’s decision to discontinue the Company-Sponsored Studies; and
6.Upon a change in Non-Eligibility status.
C. Termination by Rallybio. Rallybio shall have the right to terminate this Agreement as follows:
1. For material breach by Company in accordance with the Notice and Cure provisions in Section IV.D;
2. Upon Rallybio’s decision to discontinue the NHS or the Rallybio Phase 2 Study for any reason;
3.For any reason if Rallybio determines that termination of this Agreement is in Rallybio’s best business interests. This right to terminate will be available to Rallybio beginning [***] following execution of this Agreement; and
4.Upon a change in Non-Eligibility status. IV.C.2
D. Notice and Cure. Upon the occurrence of a material breach of this Agreement, the non-breaching Party shall have the right to terminate this Agreement by providing [***] days advance written notice to the breaching Party; provided that such termination shall not take effect if the breaching Party cures such breach prior to the expiration of the [***] day period;.
E. Effect of Termination or Expiration.
1. Rallybio Activities. Upon receipt of notice of early termination or the expiration of this Agreement, Rallybio shall:
a) immediately cease all activities under Sections II.A and II.B.

b) within [***] days following the date of termination or expiration, provide Company a final report of Anonymized Study Data collected prior to the date of such termination or expiration unless such early termination is due to Company’s material breach of this Agreement in accordance with Section IV.C.1.
2. Return of Confidential Information. At the earlier of the receipt of notice of early termination, or the expiration of this Agreement, Confidential Information shall be returned or destroyed in accordance with Section V.
3. Compensation. Upon any termination or expiration, Company shall compensate Rallybio for actual activities performed in accordance with this Agreement prior to the notice of termination. In the event of termination for material breach by Rallybio, Company shall not be obligated to pay for activities impacted by the breach.
4. Surviving Obligations. The termination or expiration of the Agreement will not terminate any rights, obligations, or legal and equitable remedies which either Party may have accrued prior to the date of notification of termination. Any rights or obligations set forth herein which by their nature are intended to extend beyond the term of the Agreement shall survive the expiration or termination of the Agreement, including, but not limited to the following sections: IV.E (Effect of Termination or Expiration); V. (Confidentiality and Intellectual Property Rights); VI (Publication); VII (    Representations, Warranties, and Covenants); VIII (Privacy); IX (Indemnification); X (Insurance); XII (Tax); XV (Relationship of the Parties); XVI (Subcontracting); XIX (Severability); XX (Entire Agreement; Agreement Modifications); XXII (Governing Law; Dispute Resolution); XXIII (Waiver); XXIV (Interpretation).
V. Confidentiality and Intellectual Property Rights
A. Definition of Confidential Information. As used herein, “Confidential Information” includes all information given to one Party (the “Receiving Party”) or its Affiliates by or on behalf of the other Party or its Affiliates (the “Disclosing Party”) in connection with this Agreement, and all information derived or generated therefrom, including (a) information regarding any of the products of the Disclosing Party or any of its Affiliates, (b) information regarding costs, productivity or technological advances, (c) the Study Data and the Anonymized Study Data, and (d) the terms of this Agreement and any other information in connection therewith, but excluding the Company Materials provided by Company to Rallybio that are intended to be disclosed in the course of Rallybio performing its obligations under Section II of the Agreement. For clarity, the Study Data and the Anonymized Study Data are the Confidential Information of Rallybio, and Rallybio is the Disclosing Party and Company the Receiving Party with respect thereto.
B. Exceptions. The Receiving Party has no obligation to protect the following categories of Disclosing Party information: (a) information that is or was independently developed by the Receiving Party without use of or reference to any of the Disclosing Party’s Confidential Information; (b) information that is or was lawfully received from a third party without any obligation of confidentiality and restriction on use; or (c) information that becomes or was a part of the public domain through no breach of this Article V by the Receiving Party.
C. Restrictions on Use and Disclosure. With respect to Confidential Information that is not Anonymized Study Data, the Receiving Party shall not, except as otherwise provided below (1) use or reproduce the Disclosing Party’s Confidential Information for any purpose other than as required to perform the obligations or exercise the rights granted in connection with this Agreement or (2) disclose the Disclosing Party’s Confidential Information to any third party, without the prior written approval of the Disclosing Party, except to personnel, consultants, agents and representatives of the Receiving Party or its Affiliates who have a need to know such information in connection with the services and who are bound by written obligations of confidentiality and limited use at least as strict as those set forth herein; [***]. Notwithstanding the foregoing, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent such information is required to be disclosed by Applicable Law, including a subpoena, or is required to respond to a regulatory request; provided that the Receiving Party promptly notifies the Disclosing Party in writing prior to any disclosure to allow the Disclosing Party to seek a protective order or similar relief in the Disclosing Party’s sole discretion and, in such case, the Receiving Party shall only disclose the minimum information reasonably necessary to comply with such requirement.
D. Protection of Confidential Information. The Receiving Party shall (a) use at least the same degree of care that the Receiving Party uses to protect its own proprietary information of a similar nature and value, but no less than reasonable care to protect and maintain the Disclosing Party’s Confidential Information and (b) upon termination or expiration of this Agreement or as requested by the Disclosing Party, return, or destroy all of the Disclosing Party’s Confidential Information in the Receiving Party’s possession or control except that Company shall not be obligated to return or destroy Anonymized Study Data in its possession. Nothing in this Section V.D shall require the destruction or alteration of computer back-up tapes or similar storage made in the ordinary course of the Receiving Party’s business that contain the Disclosing Party’s Confidential Information, provided that Receiving Party shall continue to comply with its obligations herein with respect to such Confidential Information.
E. Ownership of Confidential Information. [***].
F. Equitable Remedies. Each of the parties hereto acknowledges that a breach of any of the provisions of this Article 5 (Confidential Information) could have a material and adverse effect upon the other party, that damages arising from such breach may be difficult to ascertain and, without limiting any other right or remedy, equitable relief, including injunctions and specific performance, shall be available without bond or other requirement.
G. Publicity. The Parties anticipate that a press release or public disclosure of this Agreement may be made in connection with an announcement of an equity investment arrangement between the Parties. The Party originating such public disclosure must submit a draft to the other Party with adequate time for its prior review and approval, such approval not to be unreasonably withheld, conditioned, or delayed. Except for the aforementioned disclosure made in connection with the announcement of an equity arrangement between the Parties, neither Party may originate any publicity, news release, technical article, advertising or other announcement, written or oral, whether made to the public press or others, relating to performance under this Agreement or the existence of this Agreement between the Parties, except where required by Applicable Law. Nothing in this Agreement shall prohibit either Party from making any disclosure related to this Agreement that is required by Applicable Law or the regulations or policies of a national securities exchange or other similar regulatory body; provided that, with respect to such required disclosures, the Party required to do so shall always (a) consult with the other Party in connection with said disclosure a reasonable amount of time prior to such disclosure to allow the other Party to comment thereon, if so permitted by Applicable Law; and (b) promptly provide the other Party with a copy of the disclosure and relevant materials relating thereto. Without limiting the foregoing, except as expressly provided herein, neither Party may use the names, logos or trademarks of the other Party or its affiliates for any advertising or promotional purposes without the written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed.
VI. Publication
A. Publication. Company acknowledges that nothing herein shall limit the right of Rallybio to publish the data and results from the Rallybio Studies at any time. Neither Party shall have any right or obligation to participate in a publication relating to a study sponsored by the other Party by virtue of entering into this Agreement. Company has no right to publish any data (including the Study Data and the Anonymized Study Data), results, or other information from the Rallybio Studies at any time. Any publication, such as a scientific manuscript, abstract or poster, that describes the activities set forth in Sections II.A-C or Sections III.A-C of this Agreement must be jointly agreed to by the Parties and all such publications shall be consistent with the International Committee of Medical Journal Editors guidelines.
VII. Representations, Warranties, and Covenants
A. No Debarment. Each Party represents and warrants that neither it, nor any of its Affiliates involved in activities under this Agreement, is debarred by a competent health authority (including, if applicable, the US FDA) or excluded by the Office of Inspector General (OIG) or otherwise excluded from participation in any state or federal healthcare program, as defined in 42 USC Section 1320a-7b(f). Each Party further represents and warrants that no final adverse action, as defined in 42 USC Section 1320a-7e (g)(1), has occurred or is pending against it or its Affiliates or contractors performing activities pursuant to this Agreement and neither Party shall employ, contract with or retain any person directly or indirectly to perform any of its obligations under this Agreement if such a person is:
1. excluded from a Federal health care program as outlined in Sections 1128 and 1156 of the Social Security Act (see the Office of Inspector General of the Department of Health and Human Services List of Excluded Individuals/Entities at http://exclusions.oig.hhs.gov/),
2. debarred by any Health Authority, including (but not limited to) by the FDA under 21 U.S.C. 335a (see the FDA Office of Regulatory Affairs Debarment List at http://www.fda.gov/ICECI/EnforcementActions/FDADebarmentList/default.htm), or
3. excluded from contracting with the federal government (see the Excluded Parties Listing System at https://sam.gov/SAM/pages/public/searchRecords/search.jsf).
B. Confirmation. Upon reasonable written request from a Party, but in any event no more frequently than once per calendar year, the other Party shall, within ten (10) days following receipt of such written notice, provide written confirmation that it has complied with Section VII.A. In the event that a Party becomes aware that any person performing under this Agreement becomes excluded or debarred or receives notice of the threat of an action or investigation with respect to such exclusion or debarment, such Party shall promptly notify the other Party.
C. Applicable Law. Each Party agrees that it shall comply with all Applicable Law, government regulations, and guidelines and ordinances applicable to the performance of its obligations hereunder. Each Party represents and warrants that it shall comply its obligations set forth in Attachment C.

D. Additional Representations, Warranties, and Covenants of Rallybio.
1.As of the Effective Date, Rallybio represents and warrants to Company that it (a) is under no agreement or obligation to any third party and (a) has no material conflict of interest, in each case ((a) and (b)), that would prevent it from performing its duties and obligations under this Agreement. Rallybio agrees to not enter into any such agreement or obligation during the term of the Agreement, except as required by Applicable Law, regulatory authority, or institutional review board and/or ethics committee.
2.As of the Effective Date, Rallybio represents and warrants to Company that it has the right to perform its duties and obligations as provided in this Agreement without conflict of interest to others and without violating any confidentiality obligations it may have towards others.
E.Data Safeguards. Rallybio covenants to Company that it will comply with the terms and conditions of the Data Safeguards exhibit attached hereto Attachment D during the Term.
VIII.Privacy
A. The Parties acknowledge and agree that Rallybio shall not provide, and Company does not wish to receive, any Personal Information relating to any participants in the NHS or Rallybio Phase 2 Study. If Company receives any Personal Information relating to any participants in the NHS or Rallybio Phase 2 Study, then it will promptly notify Rallybio.
B. The Parties shall comply with the terms of Attachment C.
IX. Indemnification.
A. Indemnification by Rallybio. [***] collection, [***] obligation to defend, indemnify and hold harmless a [***].
B. Indemnification By Company. [***] Company’s obligation to defend, indemnify and hold harmless an Rallybio Indemnified Party is [***].
X.Insurance
Rallybio shall secure and maintain in full force and effect through the Term (and following termination to cover any claims arising under this Agreement) insurance coverage for: (i) medical professional and/or medical malpractice liability; (ii) general liability; and (iii) statutory workmen’s compensation, each such insurance coverage in amounts appropriate to the conduct of Rallybio’s business activities, including the conduct of the NHS and Rallybio Phase 2 Study, but in no event shall the amounts for medical professional, medical malpractice, and general liability be less than [***] per occurrence or per claim and [***] in aggregate. Evidence of the aforementioned insurance requirements shall be provided to Company upon reasonable written request.
XI. Funding
A. Budget and Compensation. The budget and reimbursement schedule to be paid by Company is contained in the budget included in Attachment B, attached hereto and incorporated by reference in this Agreement. Company will pay Rallybio the compensation set forth in Attachment B in accordance with the schedule set forth in Attachment B.

B. Fair Market Value. The Parties acknowledge and agree that the compensation and support provided by Company to Rallybio pursuant to this Agreement represents the fair market value for Rallybio’s efforts under this Agreement, has been negotiated in an arms-length transaction, and has not been determined in a manner that takes into account the volume or value of any referrals or other business otherwise generated between Company and Rallybio.
XII. Tax.
All fees charged by Rallybio shall be exclusive of value added, sales, use, goods and services, transfer, services, consumption, or transaction taxes (“Indirect Taxes”), as well as gross receipts, excise, and other taxes. Rallybio may charge Company for Indirect Taxes, as long as the amount of Indirect Taxes are specified in a valid invoice compliant with Applicable Law. Company shall either pay such invoiced amount or supply valid exemption documentation. If Rallybio does not provide Company with a valid invoice (including separate identification of Indirect Taxes where required by Applicable Law), Rallybio shall assume responsibility for such non-compliance, including payment of any tax-related interest and penalties. Rallybio shall segregate on the invoice fees for taxable services from fees for nontaxable services. Each Party shall be responsible for: taxes based on its own income; gross receipts, capital stock, and net worth taxes; franchise and privilege taxes on its business; employment taxes of its employees; and taxes on any property it owns or leases. Rallybio shall not pass on to Company and Company shall not be responsible for any taxes that Rallybio incurs in subcontracting its performance to the extent such taxes are included in the pricing set forth in this Agreement.
XIII. Changes in Scope
This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties. In the event changes or additions to the activities set forth herein are requested by either Party, the other Party shall consider such request in good faith, and the Parties will use good faith efforts to mutually agree as to the revised scope of the activities and the associated financial arrangements; provided that such changes shall not take effect until memorialized in accordance with this Section XIII.
XIV. Transparency Reporting
The Parties acknowledge and agree that no payments or other transfers of value under this Agreement shall be provided directly or indirectly to Covered Recipients, as defined in 42 C.F.R. § 403.902.
XV. Relationship of the Parties
A. The relationship of the Parties is that of independent contractors, and nothing contained herein shall be construed to (i) give either Party any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the Parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking.
B. Unless otherwise expressly agreed upon in writing, neither Party has the authority to represent the other Party or to make any commitments on behalf of other Party towards third parties. Each Party shall ensure that its personnel, or other persons assigned to performance of work shall refrain from making any statements or acting in a way that may reasonably lead third parties to believe that they have any authority to represent the other Party or to make any commitments on behalf of the other Party towards such third parties where no such authority exists.

XVI. Subcontracting
Except for the subcontractors listed in Attachment E, Rallybio shall not subcontract any of its obligations hereunder, including to any Affiliate, without the prior written consent of Company.
XVII. Notice
Any notices given under this Agreement shall be in English, in writing and delivered by a nationally recognized overnight courier service (billed to sender), addressed to Company or Rallybio at their addresses shown below (or to such other address as any of Company or Rallybio may designate by notice as provided in this section). All notices shall be effective as of the date delivered.

For Company:
Momenta Pharmaceuticals, Inc.
Attn: [***]
1400 McKean Rd
Spring House, PA 19477

with a copy to:
Office of the General Counsel
Johnson & Johnson
One Johnson Drive
New Brunswick, NJ 08933
Attn: General Counsel, Pharmaceuticals
For Rallybio: Rallybio IPA, LLC Attn: General Counsel 234 Church Street, Suite 1020 New Haven, CT 06510

XVIII. Force Majeure
If the performance of this Agreement by Rallybio or Company is prevented, restricted, interfered with or delayed, (either totally or in part) by reason of any cause beyond the reasonable control of the Parties (such as acts of God, explosion, disease, weather, war, terrorism, insurrection, civil strike, riots or power failure), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.
XIX. Severability
In the event that any provision of this Agreement is, for any reason, held to be invalid or unenforceable in any respect, such invalidity or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith to modify this Agreement to preserve (to the extent possible) their original intent.
XX. Entire Agreement; Agreement Modifications
This Agreement and the Attachments hereto contain the entire agreement between the Parties and supersede all prior negotiations, representations, or agreements, either written or oral with respect to the subject matter hereof. No modification, change or amendment to this Agreement shall be effective unless in writing and signed by each of the Parties.
XXI. Assignment
Neither Party may assign any of its rights or obligations under this Agreement to any other party (including an Affiliate) without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed; provided that either Party may, without consent of the other Party, assign its rights or delegate its obligations under this Agreement to an Affiliate or to a third party who acquires all or substantially all the assets of such Party’s business to which this Agreement relates and such third party assumes such Party’s obligations under this Agreement. In the event of such assignment by Rallybio, Company shall have the right to terminate the Agreement in accordance with Section IV. Any purported assignment not in accordance with this Section XXI shall be null and void. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective Parties and their successors and assigns.
XXII. Governing Law; Dispute Resolution
A. Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of New York, excluding any conflicts of law provisions.
B. Dispute Resolution. Any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination, or validity thereof, including any claim of inducement by fraud or otherwise, will be resolved by litigation in the state or federal courts of the state of New York.
C.EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, EACH PARTY HERETO WAIVES: (1) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, (2) WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, ANY CLAIM TO PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, CONSEQUENTIAL OR LOST PROFITS/

REVENUES DAMAGES, AND (3) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST.
XXIII.Waiver
Any delay in enforcing a Party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement.
XXIV. Headings
Headings used in this Agreement are for the purpose of convenience only and do not affect the interpretation or construction of the Agreement itself.
XXV. Counterparts; Electronic Signatures
This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all such counterparts together shall constitute the entire Agreement. Electronically signed and/or electronically transmitted signatures shall have the full force and effect of an original signature.
(signatures on next page)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date set forth below, each Party acknowledging receipt of one copy. The Parties agree to execute this Agreement by way of an electronic signature and agree this shall constitute a valid and enforceable agreement between the Parties. This Agreement is made in a pdf-version which is signed electronically by each Party.

Momenta Pharmaceuticals, Inc.

Signature [***] Date 09 April 2024 17:25 EDT
Name: [***]
Title: [***]

Rallybio IPA, LLC

Signature [***        ] Date 04-09-2024
Name: [***]
Title: [***]

Attachments:
Attachment A – Data Reports Format
Attachment A1 – Data Reports Content
Attachment B – Budget and Reimbursement Schedule
Attachment C – Privacy
Attachment D – Data Safeguards
Attachment E – Approved Subcontractors